Exhibit 99

MIRENCO, INC

Auditors’ Adjusting Journal Entries

Year Ended December 31, 2002

	Effect on Assets Increase or (Decrease)	Effect on Liabilities (Increase) or Decrease	Effect on Pre-tax Income Increase or (Decrease)
Adjust inventory to physical count and reclassify inventory items to tools and dies	2,080.66	—	2,080.66
Record depreciation on tool and Dies	(5,338.75)		(5,338.75)
Adjust carrying value of building to appraised value. The final report from the appraisal firm was not available until after year-end.	$(676,545)	$—	$(676,545)
Reclassify note payable and prepaid expense amount. The note was never formalized and signed	(17,968)	17,968	—
Reclassify current and long-term portion of notes payable	—	—	—
Record accrued payroll at year end	—	(10,121)	(10,121)

Total effect of adjusting journal entries	$(697,771)	$7,847	$(689,924)

The major adjustment to reduce the carrying value of the building was as a result of an appraisal obtained by mangement in March of 2003. The building was originally completed in September 2001. It was carried at original cost through the Third Quarter of 2002 with the adjustment taking effect the fourth Quarter of 2002. It was not revalued prior to the Fourth Quarter since it was one year or less in operation.